UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2008

CB RICHARD ELLIS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-53200 (Commission File Number)	56-2466617 (IRS Employer Identification No.)

515 South Flower Street, Suite 3100, Los Angeles, California 90071

(Address of principal executive offices)

(609) 683-4900 or (213) 683-4222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 30, 2008, Duke/Hulfish, LLC, a joint venture, or the Joint Venture, between CBRE Operating Partnership, L.P., our operating partnership, and Duke Realty Limited Partnership, or Duke, the operating partnership of Duke Realty Corporation (NYSE:DRE), acquired fee interests in four properties, three of which were acquired pursuant to a contribution agreement entered into on May 5, 2008, and financed a previously acquired property. Our operating partnership owns an 80% interest and Duke owns a 20% interest in the Joint Venture.

All of the properties acquired on September 30, 2008 are new built-to-suit, 100% leased, single-tenant buildings that do not have an operating history. The Joint Venture obtained financing from 40/86 Mortgage Capital, Inc. for each of the acquisitions and for the previously acquired Buckeye Logistics Center property, which was acquired on June 12, 2008. The financings for each property carry an interest rate of 5.58%, a term of five years and are cross-collateralized among the properties. All of the buildings acquired on September 30, 2008 were completed in 2008. The Buckeye Logistics Center was completed in September 2007. The Joint Venture has purchased approximately $182,694,554 of assets to date.

The following table provides further information concerning the properties.

Property and Market	Property Type	Net Rentable Square Feet	Tenant	Lease Expiration	Approximate Purchase Price(1)	Pro Rata Share of Approximate Purchase Price(2)	Approximate Debt Financing	Acquisition Fee(3)	Address
201 Sunridge Blvd. / Dallas, Texas	Warehouse/ Distribution	822,550	CONOPCO, Inc.(4)	09/2018	$31,600,000	$25,000,000	$19,400,000	$253,006	201 Sunridge Blvd. Hutchins, Texas
12200 President’s Court / Jacksonville, Florida	Warehouse/ Distribution	772,210	CONOPCO, Inc.(4)	09/2018	$37,000,000	$30,000,000	$21,600,000	$295,649	12200 Presidents Court Jacksonville, Florida
AllPoints at Anson Bldg. 1 / Indianapolis, Indiana	Warehouse/ Distribution	630,570	Amazon.com.indc, LLC(5)	07/2018	$33,400,000	$27,000,000	$17,000,000	$267,204	4237-4251 Anson Blvd. Indianapolis, Indiana
Aspen Corporate Center 500 / Nashville, Tennessee	Office	180,147	Cellco Partnership(6)	10/2018	$37,100,1000	$30,000,000	$21,200,000	$296,888	500 Duke Dr Franklin, Tennessee
Buckeye Logistics Center / Phoenix, Arizona	Warehouse/ Distribution	604,678	Amazon.com.azdc, Inc. (5)	06/2018	$43,600,000	$34,900,000	$20,000,000	$344,614	6835 W. Buckeye Rd Phoenix, Arizona
(1)	Approximate total purchase price, exclusive of closing costs, paid by the Joint Venture for each of these properties.
(2)	Pro rata share of approximate purchase price is at our pro rata share of effective ownership for each of these properties, which was funded using net proceeds of our initial public offering.
(3)	Acquisition fees payable to our investment advisor are not included in the total acquisition cost for the properties.
(4)	CONOPCO, Inc. is a wholly-owned subsidiary of Unilever United States, Inc., which is wholly-owned by Unilever N.V. and Unilever PLC, together Unilever. Unilever is one of the world’s largest suppliers of food products and consumer goods.
(5)	Amazon.com.indc, LLC and Amazon.com.axdc, Inc. are both wholly-owned subsidiaries of Amazon.com, one of the world’s largest internet- based retailers of consumer goods. AllPoints at Anson Bldg. 1 and Buckeye Logistics Center are two of Amazon’s largest fulfillment centers in North America.
(6)	Cellco Partnership does business as Verizon Wireless and is one of the nation’s largest suppliers of cellular communications services.

Audited financial information is not required for these properties because they are new constructions and have no operating history.

The following table summarizes the remaining properties expected to be acquired by the Joint Venture. These properties are currently under construction and none of the properties has an operating history. Closing of each property to the Joint Venture is subject to certain contingencies and there is no assurance that any of the properties listed below will be acquired by the Joint Venture.

List of Remaining Expected Properties

Market	Property	Tenant	Net Rentable Sq. Ft.	Estimated Closing Date
Indianapolis, IN	All Points Midwest Bldg. 1	Prime Distribution	1,200,420	December 2008
Columbus, OH	125 Enterprise Parkway	Kellogg’s	1,144,544	December 2008

Our operating partnership and Duke have entered into an operating agreement for the Joint Venture. Pursuant to the operating agreement, Duke acts as the managing member of the Joint Venture and receives fees in connection with the services it provides to the Joint Venture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CB RICHARD ELLIS REALTY TRUST

October 6, 2008	By:	/s/ Jack A. Cuneo
Name: Jack A. Cuneo Title: President and Chief Executive Officer